UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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1 AVX Boulevard    •     Fountain Inn, South Carolina 29644

To our Shareholders:

The Annual Meeting of Shareholders of AVX Corporation (the “Company”), a Delaware corporation, will be held at the Warwick New York Hotel, 65 West 54th Street, New York, NY 10019 on Wednesday, July 24,  2013, at 10:00 a.m., for the following purposes as described in the accompanying proxy statement:

1.

To elect the Class II Director nominee and the three Class I  Director nominees named in the attached proxy statement to our Board of Directors to serve until their terms expire in 2015 and 2016, respectively;

2.	To approve the 2014 Non-Employee Directors’ Stock Option Plan;

3.	To approve the 2014 Stock Option Plan;

4.	To ratify the appointment of PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2014; and

5.	To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record of the Company on May 31, 2013, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Please vote in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card;
•	Visit the website shown on your proxy card to vote via the Internet; or
•	Mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

The Company is providing an Annual Report on Form 10-K to shareholders in lieu of a separate annual report.  Our Annual Report on Form 10-K is also available electronically to shareholders on the Company’s website at www.avx.com.

Whether or not you plan to attend the meeting, you are urged to promptly complete, sign, date and return the enclosed proxy card in the envelope provided (or follow the instructions set forth in the enclosed proxy to vote by telephone or the Internet).  Returning your proxy card as described above does not deprive you of your right to attend the meeting and to vote your shares in person.  However, in order to vote your shares in person at the meeting, you must be a shareholder of record or hold a valid proxy from your broker permitting you to vote at the meeting.

Kurt Cummings Corporate Secretary

Greenville, South Carolina
June 7,  2013

YOUR VOTE IS IMPORTANT

PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE, OR USE TELEPHONE OR INTERNET VOTING BEFORE THE ANNUAL MEETING.

THE PROXY STATEMENT AND THE 2013 ANNUAL REPORT OF AVX CORPORATION ARE ALSO AVAILABLE AT WWW.PROXYVOTE.COM.

AVX Corporation
1 AVX Boulevard, Fountain Inn, SC 29644

PROXY STATEMENT
Annual Meeting of Shareholders
To be held  Wednesday, July 24,  2013

INTRODUCTION

This Proxy Statement is furnished to the shareholders of AVX Corporation (“AVX” or the “Company”) in connection with the solicitation on behalf of the Board of Directors (the “Board”) of proxies to be used at the Annual Meeting of Shareholders (as may be adjourned, the “Annual Meeting”) to be held on Wednesday, July 24,  2013, at 10:00 a.m., at Warwick New York Hotel, 65 West 54th Street, New York, NY 10019, and any adjournment thereof. The Company expects that this Proxy Statement, with the accompanying Notice of Annual Meeting and form of proxy and the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013, will be mailed to shareholders on or about June 11, 2013.   The Annual Report on Form 10-K for the fiscal year ended March 31, 2013 is also available to shareholders on the Company’s website at www.avx.com.

Each share of AVX common stock, par value $0.01 per share (the “Common Stock”), outstanding at the close of business on May 31, 2013,  will be entitled to one vote on all matters acted upon at the Annual Meeting. On May 31,  2013,  168,605,571 shares of Common Stock were outstanding.

Shares will be voted in accordance with the instructions indicated in a properly executed proxy.  In the event that voting instructions are omitted on any such proxy, the shares represented by such proxy will be voted as recommended by the Board.  Shareholders have the right to revoke their proxies at any time prior to a vote being taken by: (i) delivering written notice of revocation before the Annual Meeting to the Corporate Secretary at the Company’s principal offices; (ii) delivering a proxy bearing a later date or time than the proxy being revoked; (iii) resubmitting a vote by telephone or Internet (as explained in the proxy voting instructions attached to the proxy card); or (iv) voting in person at the Annual Meeting. You may attend the Annual Meeting and vote in person if you are a shareholder of record on May 31, 2013. If your shares are held in “street name” by your broker or bank, you may vote your shares in person only if you have a legal proxy from the entity that holds your shares giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm or bank authorizing you to vote the shares it holds in its name.

The presence at the Annual Meeting, in person or by proxy, of shareholders holding in the aggregate a majority of the outstanding shares of the Company’s Common Stock entitled to vote shall constitute a quorum for the transaction of business.  The election of directors shall be determined by a plurality of the votes of shareholders of the Company present in person or represented by proxy and entitled to vote at the Annual Meeting.  The approval of the 2014 Non-Employee Directors’ Stock Option Plan, the approval of the 2014 Stock Option Plan, and the ratification of PricewaterhouseCoopers, LLP shall be decided by a majority of the votes cast by the holders of the Common Stock present in person or by proxy and entitled to vote at the Annual Meeting provided, in the case of the stock option plan proposals, the total votes cast represent over 50% of all outstanding shares of common stock.  Proxies indicating shareholder abstentions will, in accordance with Delaware law, be counted as represented at the Annual Meeting for purposes of determining whether there is a quorum present. Abstentions will also be counted as a vote cast on any proposal (other than the election of directors) and, accordingly, will have the effect of a vote against the proposal.  Shares represented by “broker non-votes” (i.e., shares held by brokers or nominees that are represented at a meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum, but will not be voted on such matter and will not be counted for purposes of determining the number of votes cast on such matter.

The Company has been informed by the Trustee for the Company’s retirement plans that shares of Common Stock held by the Trustee for such plans will be voted by the Trustee in accordance with instructions received from the participants, and if no instructions are received with respect to any shares, such shares will be voted in the same proportion as shares for which instructions are received from other participants in the plan.

At the date of this Proxy Statement, management does not know of any matter to be brought before the Annual Meeting for action other than the matters described in the Notice of Annual Meeting and matters incident thereto.  If any other matters should properly come before the Annual Meeting, the holders of the proxies will vote and act with respect to such matters in accordance with their best judgment.  Discretionary authority to do so is conferred by the proxy.

Holders of our common stock are not entitled to dissenters’ rights or appraisal rights with respect to the proposals to be considered at the Annual Meeting.

PROPOSAL I
ELECTION OF DIRECTORS

NOMINATIONS FOR THE BOARD OF DIRECTORS

The Board of Directors has fixed the size of the Board at nine (9).  It is currently divided into three classes elected for staggered three year terms.  Each director holds office until a successor has been duly elected and qualified, or until such director’s death, resignation, or removal in the manner provided in the Company’s Bylaws.  The Board of Directors believes that the nominees identified below have the industry experience, qualifications, attributes and skills to be effective Directors and be elected as directors to serve for the terms indicated.

Directors Standing for Election

CLASS II

Term expiring at the Annual Meeting in 2015

GORO YAMAGUCHI	Age 57

Director of Kyocera Corporation (“Kyocera”) since June 2009. President and Representative Director of Kyocera since April 1, 2013. Managing Executive Officer of Kyocera and General Manager of the Corporate Semiconductor Components Group from April 2009 to April 2013. Senior Executive Officer of Kyocera, Deputy General Manager of the Corporate Semiconductor Components Group and General Manager of the Corporate Semiconductor Components Sales Division from June 2005 to April 2009. Mr. Yamaguchi’s experience in the operations of Kyocera makes him well qualified to serve on the Board of the Company.

CLASS I

Terms expiring at the Annual Meeting in 2016

KAZUO INAMORI	Age 81

Chairman Emeritus of the Board since 1997. Chairman Emeritus of the Board of Kyocera  since 2005.  Chairman Emeritus and Director of Kyocera from 1997 to 2005.  Chairman Emeritus of Japan Airlines Co., Ltd. (“JAL”) since April 1, 2013.  Director, Chairman Emeritus of JAL from February 2012 to March 2013.  Representative Director, Chairman of JAL from March 2011 to January 2012.  Representative Director of JAL from November 2010 to February 2011.  Chairman of JAL from February 2010 to October 2010.  Dr. Inamori’s experience managing Kyocera’s global operations since founding Kyocera and his experience with JAL make him a valuable resource on the Board.

DAVID A. DECENZO	Age 58

Member of the Board since 2007.  President of Coastal Carolina University in South Carolina (“CCU”) since 2007. From 2006 to 2007 Senior Vice President of Academic Affairs and Provost at CCU. From 2002 to 2006, Dean of the E. Craig Wall, Sr., Wall College of Business Administration at CCU. Mr. DeCenzo’s extensive experience in the academic and business community brings a unique perspective to the Board and its activities and makes him well qualified to serve as a director of the Company.

TETSUO KUBA	Age 59

Member of the Board since May 2009.  Chairman and Representative Director of Kyocera since April 1, 2013.  President and Representative Director of Kyocera from April 2009 to April 2013.  Director and Senior Managing Executive Officer of Kyocera from 2008 to March 2009. Senior Managing Executive Officer of Kyocera from 2007 to 2008, Managing Executive Officer of Kyocera from 2005 to 2007 and Executive Officer of Kyocera from 2003 to 2005.  Tetsuo Kuba’s experience in various management roles at Kyocera makes him well qualified to serve as a director of the Company.

Mr. Goro Yamaguchi was nominated by the Board of Directors to take the place of Mr. Makoto Kawamura, who is retiring from the Board, as a Class II director, effective July 24, 2013.

The four persons listed above have been nominated for election by the Board. Unless contrary instructions are given, it is intended that the votes represented by the proxies will be cast FOR the election of each of the four persons listed above as directors. In the event that any of the nominees should become unavailable to stand for election, the Board may designate a substitute. It is intended that all properly executed and returned proxies will be voted FOR such substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS

A  VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

Directors Continuing in Office

CLASS III

Term expiring at the Annual Meeting in 2014

TATSUMI MAEDA	Age 59

Member of the Board since October 2009.  Vice Chairman and Representative Director of Kyocera since April 1, 2013. Vice President and Representative Director of Kyocera from April 2009 to April 2013.  Director and Senior Managing Executive Officer of Kyocera from 2008 to March 2009.  Senior Managing Executive Officer of Kyocera from 2007 to 2008.  Managing Executive Officer of Kyocera from 2003 to 2007.  Tatsumi Maeda’s experience in various Kyocera operations makes him well qualified to serve on the Board of the Company.

DONALD B. CHRISTIANSEN	Age 74

Member of the Board since 2002.  Retired from AVX in 2000.  Senior Vice President of Finance, Chief Financial Officer and Treasurer of AVX from 1997 to 2000.  Vice President of Finance, Chief Financial Officer and Treasurer from 1994 to 1997.  Chief Financial Officer from 1992 to 1994.  Member of the Board from 1992 to 2000.    Mr. Christiansen’s significant financial and business experience resulting from senior executive and financial roles with AVX and within the industry make him eminently qualified to be a director of the Company and to serve as the financial expert on the Audit Committee.

SHOICHI AOKI	Age 53

Director of Kyocera since June 2009. Managing Executive Officer and General manager of Corporate Financial and Accounting Group of Kyocera since April 2009. Executive Officer of Kyocera from 2005 to March 2009. Mr. Aoki’s executive and financial management experience at Kyocera makes him well qualified to serve as a director of the Company.

CLASS II

Terms expiring at the Annual Meeting in 2015

JOHN S. GILBERTSON	Age 69

Chairman of the Board since 2008. Member of the Board since 1990. Chief Executive Officer since 2001. President from 1997 to April 2013.  Chief Operating Officer from 1994 to 2001.  Executive Vice President from 1992 to 1997, Senior Vice President from 1990 to 1992 and employed by the Company since 1981.  Director of Kyocera since 1995. Member of the Board of Directors of Kyocera International Inc. (“KII”), a U.S. subsidiary of Kyocera, since 2001.    Mr. Gilbertson’s varied experience in managing the Company’s business makes him uniquely qualified for the Board.

JOSEPH STACH	Age 74

Member of the Board since 2004.  Retired since 2003.  Vice President of Advanced Energy Industries, a manufacturer of products for high tech manufacturing processes, from 1998 to 2003.  Chairman, CEO and President of RF Power Products, Inc., a manufacturer and distributor of radio frequency power delivery systems, from 1991 to 1998.  The Company believes that Mr. Stach’s qualifications to sit on its Board of Directors include his extensive executive leadership and management experience in the high tech manufacturing industry as Vice President of Advanced Energy Industries and executive positions with RF Power products.

PROPOSAL II
APPROVAL OF THE 2014 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

In February 2013, the Board adopted, subject to shareholder approval, the 2014 Non-Employee Directors’ Stock Option Plan (the “2014 Non-Employee Directors’ Stock Option Plan”).  The Board adopted this plan to secure for the Company and its shareholders the benefits of the incentive inherent in increased Common Stock ownership by the members of the Board who are not employees of the Company or any of its subsidiaries (a “Non-Employee Director”).  In 2004, the Company adopted the 2004 Non-employee Directors’ Stock Option Plan.  No grants may be made under that plan after its tenth anniversary.

Each Non-Employee Director who is not an employee of the Company or any of its subsidiaries is eligible to receive options under the 2014 Non-Employee Directors’ Stock Option Plan.  The total amount of Common Stock for which options may be granted under the plan shall not exceed 1,000,000 shares.

The following is a summary of the provisions of the 2014 Non-Employee Directors’ Stock Option Plan, as proposed to be adopted, and is qualified in its entirety by reference to the plan document, a copy of which has been filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended March 31, 2013 and will be furnished without charge to any shareholder of the Company upon written request made to the Secretary of the Company.

Summary of the 2014 Non-Employee Directors’ Stock Option Plan

Purpose.  The general purpose of the 2014 Non-Employee Directors’ Stock Option Plan is to promote the Company’s success by linking the personal interests of its non-employee directors to those of the Company’s shareholders and provide participants with an incentive for outstanding performance.

Limitations on Options. The number of shares reserved and available for issuance under the plan is 1,000,000.  Shares that are no longer subject to purchase pursuant to an option due to expiration of the option or otherwise, may be reoffered under the plan.

Administration

The 2014 Non-Employee Directors’ Stock Option Plan is administered by the Board.  The Board has the authority to:

•	interpret the plan;
•	prescribe, amend and rescind rules and regulations relating to the plan; and
•

prescribe the form of the agreement embodying awards of stock options made under the plan and determine the restrictions, if any, on the ability of the participants to earn-out and to dispose of any stock issued in connection with the exercise of any options granted pursuant to the plan.

Options

Option Grants.  Each new Non-Employee Director elected on the date of an annual meeting of shareholders of the Company shall automatically receive an option for 15,000 shares of Common Stock as of the first day of the month following such annual meeting.  Each Non-Employee Director who has been re-elected as a Non-Employee Director at an annual meeting shall automatically receive an additional option for 15,000 shares of Common Stock in the year in which the third anniversary of his or her latest option grant occurs provided that he or she has been re-elected as a Non-Employee Director.  Each Non-Employee Director may also be granted other options under the plan from time to time upon prior approval by the full board.

Exercise Price.  The option exercise price shall be the fair market value (as defined in the plan) of the Common Stock subject to the option on the date the options is granted.

Option Period.  No option or any part of an option shall be exercisable after the expiration of ten years from the date the option was granted.

Exercisability of Options.  The person exercising the option must have been, at all times during the period beginning with the date of grant of the option and ending on the date of such exercise, a director of the Company, except that if such person ceases to be a director by reason of retirement, incapacity or death while holding an option that has not expired and has not fully been exercised, such person, or in the case of death, his or her executors, administrators or distributes, may at any time after the date such person ceases to be a director (but in no event after the option has expired) exercise the option (to the extent exercisable by the director on the date he or she ceased to be a director) with respect to any shares of Common Stock as to which such person has not exercised the option on the date the person ceased to be a director.

If a person who has ceased to be a director for any reason other than death, shall die holding an option that has not expired and has not fully been exercised, such person’s executors, administrators, or distributes may exercise the option (to extent vested and exercisable by the decent on the date of death), but in no event beyond the original expiration date of the option.

One-third of the total number of shares of Common Stock covered by all options shall become exercisable beginning with the first anniversary date of the grant of the option;  thereafter an additional one-third of the total number of shares of Common Stock covered by the option shall become exercisable on each subsequent anniversary date of the grant of the option until on the third anniversary date of the grant of the option the total number of shares of Common Stock covered by the option shall become exercisable.  In the event the Non-Employee Director ceases to be a director by reason of retirement, incapacity or death, the total number of shares of Common Stock covered by the option shall thereupon become exercisable.  Such exercisable options must be exercised prior to the earlier of (i) one year after the date of such retirement, incapacity or death or (ii) the date of their original expiration.

Options granted to a person shall automatically be forfeited by such person if such person shall cease to be a director for reasons other than retirement, incapacity or death.

Non-assignability of Options.  Options may only be transferred by gift to an immediate family member of the participant or to a trust for the benefit of one or more of such immediate family members, the law of descent and distribution or as otherwise permitted by the Board.

Method of Exercise and Withholding Taxes.  In order to exercise an option, the Non-Employee Director must deliver notice of the exercise to the Company and make payment in full for the shares being acquired.  The exercise price may be paid in cash, in shares of Common Stock already owned by the participant or partly in cash and partly in such shares (provided that the Board may impose such conditions on the use of such shares of Common Stock to exercise options as deems appropriate), or by additional methods as may be authorized by the Board (including “cashless exercises”).

The Company has the authority and right to deduct or withhold, or require participants to remit to the Company, an amount sufficient to satisfy federal, state and local taxes required by law to be withheld with respect to any exercise or other taxable event arising as a result of the operation of the plan.

Effect of Certain Changes.  In the event of a reorganization, recapitalization, merger, consolidation, acquisition of property or stock, extraordinary dividend or distribution (other than as covered by “Adjustment” below), separation or liquidation of the Company, or any other event similarly affecting the Company, the Board shall have the right, but not the obligation, to provide that outstanding options granted under the plan shall (i) be canceled in respect of a cash payment or the payment of securities or property, or any combination thereof, with a per share value determined by the Board in good faith to be equal to the value received by the shareholders of the Company in such event in the respect of each share of Common Stock, with appropriate deductions of exercise prices, or (ii) be adjusted to represent options to receive cash, securities, property, or any combination thereof, with a per share value determined by the Board in good faith to be equal to the value received by the shareholders of the Company in such event in respect of each share of Common Stock, at such exercise prices as the Board in its discretion may determine is appropriate.

Adjustments.  If there is any change in the number of outstanding shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, liquidation, split-up, spin-off or other similar change in capitalization, any distribution to common shareholders, including a rights offering, other than cash dividends, or any like change, then the number of shares of Common Stock available for options, the number of such shares covered by outstanding options, and the price per share of such options shall be proportionately adjusted by the Board to reflect such change or distribution.  In addition, in the event of a subdivision of the outstanding shares of Common Stock (stock-split), a declaration of a dividend payable in shares of Common Stock, or a combination or consolidation of the outstanding shares of Common Stock into a lesser number of shares, the authorization limit and award amounts under the plan shall automatically be adjusted proportionately, and the shares of Common Stock then subject to each option shall automatically be adjusted proportionately without any change in the aggregate purchase price thereof.

Termination and Amendment

The Board may at any time discontinue or amend the plan without shareholder approval, except that shareholder approval is required for any amendment that would (a) materially increase (except as described under the “Effects of Certain Changes” and “Adjustments” above) the maximum number of shares of Common Stock for which options may be granted under the plan, (b) materially expand the class of persons eligible to participate in the plan, (c) expand the types of awards available under the plan, (d) otherwise materially increase the benefits to participants under the plan, or (e) otherwise constitute a material change requiring shareholder approval under applicable laws or stock exchange listing requirements.

At any time, the Board may amend, modify or terminate any outstanding option without approval of the optionee; provided, however: (a) such amendment, modification or termination shall not, without the optionee’s consent, reduce the value of such option determined as if the option had been exercised on the date of such amendment or termination; (b) the original term of an option may not be extended without the prior approval of the shareholders; (c) except as otherwise provided under “Effects of Certain Changes” and “Adjustments” above, the exercise price of an option may not be reduced, directly or indirectly, without the prior approval of the shareholders; and (d) no termination, modification or amendment of the plan may, without the consent of the participant, adversely affect the rights of the participant under previously granted options.  Unless sooner terminated by action of the Board, the plan will terminate on August 1, 2024.  The Board may not grant options under the plan after that date, but options granted through that date will continue to be effective in accordance with their terms.

Certain Federal Tax Effects

The following is a brief general description of the consequences under the U.S. Tax code and current federal income tax regulations of the receipt or exercise of options under the 2014 Non-Employee Directors’ Stock Option Plan.

There will be no federal income tax consequences to the optionee or to the Company upon the grant of an option under the 2014 Non-Employee Directors’ Stock Option Plan.  When the optionee exercises an option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding deduction.  Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Benefits to Non-Employee Directors

Only Non-Employee Directors of the Company are entitled to participate in the plan (currently 8 persons).  The following table shows the benefits that will accrue under the plan, for each year that it is in effect, to the persons and groups indicated.

2014 Non-Employee Directors’ Stock Option Plan

Option Grants

Name and PositionDollar Value of OptionsNumber of Options

All Non-Employee Directors as a Group1/45,000 2/

1/  The dollar value of the above options is dependent on the difference between the exercise price and the fair market value of the underlying shares on the date of exercise.  As of May 31, 2013, the fair market value of the shares was $11.98 per share, based on the closing price of the Common Stock on the New York Stock Exchange that day.

2/  Represents the number of options to be granted each year while the plan is in effect, assuming there are three persons elected or re-elected as Non-Employee Directors at the annual meeting of shareholders in such year who would each receive an option for 15,000 shares of Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF

THE 2014 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN.

PROPOSAL III
APPROVAL OF THE 2014 STOCK OPTION PLAN

In February 2013, the Board adopted, subject to shareholder approval, the AVX Corporation 2014 Stock Option Plan (the “2014 Stock Option Plan”).  The purpose of the 2014 Stock Option Plan is to promote the interests of the Company and its subsidiaries by providing to their officers and key employees incentives to continue and increase their efforts with respect to, and remain in the employ of, the Company and its subsidiaries.  In 2004, the Company adopted the AVX Corporation 2004 Stock Option Plan.  No grants may be made under that plan after its tenth anniversary.

Pursuant to the 2014 Stock Option Plan, options may be granted to officers and key employees of the Company and its subsidiaries (approximately 75 persons as of May 31, 2013) for the purchase of up to 10,000,000 shares of Common Stock.  The 2014 Stock Option Plan is administered by the Compensation Committee of the Board that determines, at its discretion, the number of shares subject to each option granted and the related purchase price and option period.

The following is a summary of the provisions of the 2014 Stock Option Plan, as proposed to be adopted, and is qualified in its entirety by reference to the plan document, a copy of which has been filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended March 31, 2013 and will be furnished without charge to any shareholder of the Company upon written request made to the Secretary of the Company.

Summary of the 2014 Stock Option Plan

Purpose.  The general purpose of the 2014 Stock Option Plan is to promote the interest of the Company and its subsidiaries by providing to their employees incentives to continue and increase their efforts with respect to, and remain in the employ of, the Company and its subsidiaries.

Permissible Awards.  The plan authorizes the granting of awards in the form of options to purchase shares of Common Stock, which may be incentive stock options or non-qualified stock options.

Limitation on Options.  The number of shares reserved and available for issuance under the plan is 10,000,000.  Shares that are no longer subject to purchase pursuant to an option due to expiration of the option or otherwise, will again be available for issuance under the plan.  The aggregate fair market value (as defined in the plan) of the Common Stock with respect to which incentive stock options granted to an employee become exercisable for the first time during any calendar year may not exceed $100,000.  To the extent this dollar limitation is exceeded, the excess options will be deemed to be non-qualified stock options.  The maximum number of shares of Common Stock with respect to one or more options that may be granted during any one calendar year under the plan to any one participant is 1,000,000.

Administration

The 2014 Stock Option Plan is administered by the Compensation Committee of the Board.  The Board may, from time to time, also administer the plan.  The Compensation Committee or the Board has the authority to:

•	Interpret the plan;
•	Prescribe, amend and rescind rules and regulations relating to the plan;
•

Determine the terms of all options granted under the plan, the purchase price of the shares covered by each option, the individuals to whom and the time or times at which options shall be granted, whether an option shall be an incentive stock option or a nonqualified stock option, when an option can be exercised and whether in whole or in installments and the number of shares covered by each option;

•	Make all other necessary or advisable determinations with respect to the plan; and
•	Exercise all other powers and authority granted to it under the plan or necessary and advisable in the administration of the plan.

Options

Option Price.  The purchase price per share of the Common Stock under the plan will be determined by the Compensation Committee, but must not be less than 100% of the fair market value per share of the Common Stock at the time the option is granted.  The purchase price of any incentive stock option granted to an employee who is a 10% shareholder must be at least 110% of the fair market value of the Common Stock that is subject to the incentive stock option at the time the option is granted.

Option Period.  No option may terminate later than the day prior to the tenth anniversary of the date the option is granted.  An incentive stock option granted to an employee who, at the time of the grant, is a ten percent shareholder will not be exercisable after the expiration of five years after the date of grant.

Exercisability of Options.  The Compensation Committee may provide for the exercise of options in installments and upon such terms, conditions and restrictions as it may determine.

If a participant voluntarily terminates his or her employment or his or her employment is terminated for cause (as defined in the plan), the Company will not have any further obligations to the participant under the plan, and his or her options (whether vested or not vested) shall immediately terminate in full.  If a participant’s employment is terminated by the Company for any reason other than cause, that employee’s options may be exercised to the extent exercisable as of the employee’s last date worked in accordance with the options terms, but in no event beyond the earlier of 90 days after the last date worked, unless such period is extended in the discretion of the Committee, or the scheduled expiration of such options.

If a participant’s employment is terminated due to death, retirement or incapacity prior to the termination of his or her right to exercise without the participant having fully exercised an option, then the total number of shares of Common Stock underlying the option shall become exercisable.  In the event of a termination of a participant’s employment due to death or incapacity, or a participant’s death following his or her termination of an employment during the period in which his or option remains exercisable, then notwithstanding the forgoing, such option may be exercised to the extent the option could have been exercise by the participant, by the participant’s estate or by the person who acquired the right to exercise the option by bequest or inheritance for one year after the date of death or termination for incapacity, but in no event beyond the original expiration date of the option.

Assignability of Options. Non-qualified stock options may be transferred by gift to an immediate family member of the participant.  Non-qualified and incentive stock options may be transferred by the laws of descent and distribution.  Incentive stock options are otherwise non-transferable.

Method of Exercise and Withholding Taxes.  The exercise price may be paid in cash or in shares of Common Stock already owned by the participant or partly in cash and partly in such shares, provided that if shares are used to pay the exercise price, such shares must have been held by the participant for at least that period of time, if any, as would be necessary to avoid variable accounting for the option.  The Compensation Committee may authorize additional methods by which the exercise price of an option may be paid (including “cashless exercises”) and by which shares may be delivered to participants.

The Company or any parent or subsidiary of the Company has the authority and right to deduct or withhold, or require participants to remit to the Company, an amount sufficient to satisfy federal, state and local taxes required by law to be withheld with respect to any exercise or other taxable event arising as a result of the operation of the plan.

Effect of Certain Changes.  In the event of a reorganization, recapitalization, merger, consolidation, acquisition of property or stock, extraordinary dividend or distribution, separation or liquidation of the Company, or any other event similarly affecting the Company, the Board or the Compensation Committee shall have the right, but not the obligation, to provide that outstanding options granted under the plan shall (i) be canceled in respect of a cash payment or the payment of the securities or property, or any combination thereof, with a per share value determined by the Board in good faith to be equal to the value received by the shareholders of the Company in such event in the respect of each share of Common Stock, with appropriate deductions of exercise prices, or (ii) be assumed by another party to a transaction or otherwise be equitable converted or substituted in connection with such transaction.  In the event of a change in the Common Stick of the Company as presently constituted, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the plan.

Adjustments.  If there is any change in the number of outstanding shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, liquidation, split-up, spin-off or other similar change in capitalization, any distribution to common shareholders, including a rights offering, other than cash dividends, or any like change, then the number of such shares covered by outstanding options, and the price per share of such options shall be proportionately adjusted by the Compensation Committee to reflect such change or distribution.  In addition, in the event of a subdivision of the outstanding shares of Common Stock (stock-split), a declaration of a dividend payable in shares of Common Stock, or a combination or consolidation of the outstanding shares of Common Stock into a lesser number of shares, the authorization limits under the plan shall automatically be adjusted proportionately, and the shares of Common Stock then subject to each option shall automatically be adjusted proportionately without any change in the aggregate purchase price therefor.

Termination and Amendment

The Board may at any time discontinue or amend the plan without shareholder approval, except that shareholder approval is required for any amendment that would (a) materially increase (except as described under “Effects of Certain Changes” and “Adjustments” above) the maximum number of shares of Common Stock for which options may be granted under the plan, (b) materially expand the class of employees eligible to participate in the plan, (c) expand the types of awards available under the plan, (d) otherwise materially increase the benefits to participants under the plan, or (e) otherwise constitute a material change requiring shareholder approval under applicable laws or stock exchange listing requirements.

At any time, the Compensation Committee may amend, modify or terminate any outstanding option without approval of the participant; provided, however: (a) such amendment, modification or termination shall not, without the participant’s consent, reduce the value of such option determined as if the option had been exercised on the date of such amendment or termination; (b) the original term of an option may not be extended without the prior approval of the shareholders; (c) except as otherwise provided under “Effects of Certain Changes” and “Adjustments” above, the exercise price of an option may not be reduced, directly or indirectly, without the prior approval of the shareholders; and (d) no termination, modification or amendment of the plan may, without the consent of the participant, adversely affect the rights of the participant under previously outstanding options.  Unless sooner terminated by action of the Board, the plan will terminate on August 1, 2024.  The Board may not grant options under the plan after that date, but options granted through that date will continue to be effective in accordance with their terms.  No incentive stock options may be granted under the plan after the day immediately prior to the tenth anniversary of the date the plan was adopted by the Board.

Certain Federal Tax Effects

The following is a brief general description of the consequences under the U.S. tax code and current federal income tax regulations of the receipt or exercise of options under the 2014 Stock Option Plan.

Non-qualified Stock Options.  There will be no federal income tax consequences to the optionee or to the Company upon the grant of a non-qualified stock option under the 2014 Stock Option Plan.  When the optionee exercises a non-qualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding deduction.  Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options.  There typically will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option.  If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction.  If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount.  While the exercise of and incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Benefits to Named Executive Officers and Others

As of May 31, 2013, no awards had been granted under the 2014 Stock Option Plan.  All awards under the plan will be made at the discretion of the Compensation Committee, the Board or under delegated authority.  Therefore, it is not presently possible to determine the benefits or amounts that would have been received by any individuals or groups for the last completed fiscal year if the plan had been in effect.  As of May 31, 2013, the Common Stock had a closing sales price of $11.98 per share.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF

THE 2014 STOCK OPTION PLAN.

PROPOSAL IV
RATIFICATION OF
APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Company’s Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, as the independent accountants to examine and audit the accounts of the Company for the fiscal year ending March 31, 2014.  Although the Company’s Bylaws do not require that shareholders ratify the appointment of PricewaterhouseCoopers LLP as outside auditors, the Board determined that annual selection of the outside auditors would be submitted as a matter of good corporate governance.  In the event that ratification of this selection of independent accountants is not approved by the shareholders, the Audit Committee will reconsider the selection of independent accountants.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent accountants at any time during the year.

A representative of PwC is expected to be in attendance at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

See “Report of the Audit Committee – Principal Independent Registered Public Accounting Firm Fees” for information relating to the fees of PwC during fiscal 2012 and fiscal 2013.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PwC AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

Ownership of Securities by Directors, Director Nominees and Executive Officers

The Common Stock is the only class of equity securities of the Company outstanding.  As of March 31, 2013, the directors, director nominees and each executive officer currently named in the Summary Compensation Table below, individually, and all directors, director nominees and executive officers of the Company as a group, beneficially owned (i) shares of Common Stock of the Company and (ii) equity securities of Kyocera, as follows:

Name	Amount and Nature of Beneficial Ownership of Outstanding AVX Shares (1)	Number of AVX Shares Underlying Exercisable Options (2)	Total AVX Shares	Percentage of AVX Common Stock (3)	Amount and Nature of Beneficial Ownership of Outstanding Kyocera Equity Securities (1)	Percentage of Kyocera Equity Securities (4)

Kazuo Inamori	20,000	25,000	45,000	*	10,286,165 (5)	5.61%
John S. Gilbertson	39,973	800,000	839,973	*	13,436	*
Makoto Kawamura	1,000	20,000	21,000	*	4,722	*
Tetsuo Kuba	1,100	10,000	11,100	*	8,096	*
Tatsumi Maeda	1,000	10,000	11,000	*	3,709	*
Goro Yamaguchi	-	-	-	*	8,158	*
Shoichi Aoki	-	-	-	*	2,548	*
Donald B. Christiansen	2,434	35,000	37,434	*	-	*
David DeCenzo	1,000	25,000	26,000	*	-	*
Joseph Stach	1,000	40,000	41,000	*	-	*
John Lawing	1,906	104,000	105,906	*	628	*
Pete Venuto	2,727	130,000	132,727	*	621	*
Peter Collis	-	162,000	162,000	*	-	*
Kurt Cummings	10,789	114,000	124,789	*	-	*

All directors, director nominees and executive officers as a group
(A total of 18 individuals including those named above)	133,548	1,729,000	1,862,548	1.09%	11,529,264	6.29%

* Less than 1%

(1)

Includes interests, if any, in shares held in the AVX Nonqualified Supplemental Retirement Plan and AVX Corporation Retirement Plan Trusts and shares that are owned directly by or jointly with family members. Does not include shares of AVX held by Kyocera that may be deemed to be beneficially owned by the above-named persons that are also directors of Kyocera. See the AVX shares beneficially owned by Kyocera in the “Security Ownership of Certain Beneficial Owners” table below.

(2)

Includes AVX shares underlying options exercisable as of March 31, 2013, and options which become exercisable within 60 days thereafter under the AVX Corporation 1995 Stock Option Plan (the “1995 Stock Option Plan”), the AVX Corporation 2004 Stock Option Plan (the “2004 Stock Option Plan” and, together with the 1995 Stock Option Plan, the “Stock Option Plans”), the AVX Corporation Non-Employee Directors’ Stock Option Plan (the “Non-Employee Directors’ Stock Option Plan”), or the AVX Corporation 2004 Non-Employee Directors' Stock Option Plan (the “2004 Non-Employee Directors' Stock Option Plan” and, together with the  Non-Employee Directors' Stock Option Plan, the “Non-Employee Directors' Stock Option Plans”).

(3)	Based on a total number of 168,632,721 shares of Common Stock outstanding as of March 31, 2013.

(4)	Based on a total number of 183,439,820 shares of Kyocera equity securities outstanding as of March 31, 2013.

(5)

Includes 4,680,000 shares held by the Inamori Foundation as to which Mr. Inamori, as President of the foundation, may be deemed to have voting and investment power.  The aforementioned shares are not included in the total shares held by all directors and executive officers as a group.

The information provided in the above chart as to each director and Named Executive Officer, individually, and all directors and executive officers as a group, is based, in part, on information received from such individuals.

Security Ownership of Certain Beneficial Owners

Set forth below is a table indicating those persons whom the management of the Company believes to be beneficial owners of more than 5% of the Company’s Common Stock as of March 31, 2013.

46
Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class (1)
Kyocera Corporation 6 Takeda Tobadono-cho Fushimi-ku, Kyoto 612-8501, Japan	121,800,000	(2)	72.2%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	11,046,518	(3)	6.6%

(1)	Based on a total number of 168,632,721 shares of Common Stock outstanding as of March 31, 2013.

(2)	The shares held by Kyocera are subject to the voting and investment control of Kyocera's Board of Directors.

(3)

Shares shown as beneficially owned by Royce & Associates, LLC are reported in a  Form 13G/A filed by Royce & Associates, LLC dated as of January 3,  2013.  Based on that filing, Royce & Associates, LLC has sole voting power with respect to 11,046,518 shares and sole dispositive power with respect to 11,046,518 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership of any class of the Company’s equity securities.  To the Company’s knowledge, during the fiscal year ended March 31, 2013, all of its directors, officers and persons who hold more than 10% of the Common Stock complied on a timely basis with all applicable Section 16(a) filing requirements.

Board of Directors – Governance

The Board has adopted Corporate Governance Guidelines to assist it in the performance of its duties and the exercise of its responsibilities and in accordance with the listing requirements of the New York Stock Exchange (“NYSE”).  The guidelines are available on the Company’s website at www.avx.com in the “Corporate Information – Corporate Governance” section.  The Board has also adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees.  The code is available on the Company’s website at www.avx.com in the “Corporate Information – Corporate Governance” section.

Because a majority of the Company’s shares are owned by Kyocera, the Company is considered a “controlled company” under the applicable rules of the NYSE.  Accordingly, the Company is not required to, and does not have a Board of Directors with a majority of independent directors or Nominating/Corporate Governance and Compensation Committees composed entirely of independent directors. Nevertheless, the Board has determined that Messrs. Christiansen, DeCenzo and Stach are independent under NYSE listing standards.  In addition to the NYSE’s standards, the Board has determined that an independent director is one who is free from any relationship that would interfere with his or her exercise of independent business judgment, receives no compensation from the Company or its subsidiaries other than director’s fees and is not an affiliate of the Company or its subsidiaries.  The AVX/Kyocera Foundation, which may be considered an affiliate of the Company, donated $33,000 to CCU during the fiscal year ended March 31, 2013 and $30,000 during the fiscal year ended March 31, 2012 for educational purposes.  The Board considered Mr. DeCenzo’s position at CCU, and has determined that such donations do not impair Mr. DeCenzo’s independence.

Board of Directors – Leadership Structure

The Board of Directors of AVX Corporation is responsible for overseeing the business, property and affairs of the Company. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer, participating in presentations regarding the operations made by the business managers, by reviewing materials provided to them and by participating in meetings of the Board and its Committees.

The Board is currently composed of John S. Gilbertson, who serves as Chairman of the Board and Chief Executive Officer of the Company, and eight additional Directors, three of whom are independent.    Donald Christiansen, one of the independent Directors, has served as Presiding Director since 2008.   The Chairman conducts the actual Board meetings. The Presiding Director organizes and presides over all executive sessions of the Non-Management Directors, which are those attended solely by independent Directors.  The other principal responsibilities of the Presiding Director include:

•	counseling the Chairman on issues of interest or concern to the independent Directors;

•	evaluating, along with the members of the Board, the Chairman’s performance; and

•	coordinating an annual Board self-assessment to evaluate the effectiveness of the Board and individual Board members.

The Board is composed of qualified and experienced leaders with the ability to provide oversight to the Company. We believe that all Directors have demonstrated seasoned leadership and are familiar with board processes.

 The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the shareholders’ interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman’s role should be held by an independent Director or a senior executive who serves on the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces and are in the best position to evaluate the needs of the Company, the risks facing the Company and how best to maximize the capabilities of the Directors and management to meet those needs.

We believe that at this time with the current management and Board composition, the Company, like many companies, is best served by having one person serve as both Chief Executive Officer and Chairman of the Board. The Board believes that through this leadership structure, John S. Gilbertson is able to draw on his intimate knowledge of the daily operations of the Company and its relationships with customers and employees to provide the Board with leadership in setting its agenda and properly focusing its discussions. As the individual with primary responsibility for managing our day to day operations, John Gilbertson is also best-positioned to chair regular Board meetings and ensure that key business issues are brought to the Board’s attention. The combined role as Chairman and Chief Executive Officer also ensures that the Company presents its message and strategy to shareholders, employees, customers and other stakeholders with a unified, single voice. The appointment by the Board of an experienced independent Presiding Director provides additional strength and balance to our Board leadership structure.

Board of Directors – Director Nomination Process

The Company’s Corporate Governance Guidelines provide that the Board as a whole is responsible for nominating and considering individuals for election to the Board by the shareholders based on candidates suggested by members of the Board, management and shareholders.  As indicated above, the Company has not established a separate Nominating and Governance committee because it is a “controlled company” under the applicable rules of the NYSE.  The Board does not currently operate under a formal written charter when discharging its nominating functions.  Although the Board considers diversity of business, academic and leadership experience as factors in assessing the appropriate skills and characteristics required of Board members, the Board does not have a formal policy with regard to diversity in identifying Director nominees.

The Board has not adopted specific objective requirements for service on the Board.  Instead, the Board will consider various factors in determining whether to nominate an individual for election by the shareholders.  Among other things, the Board expects each Director to:

•	understand AVX’s businesses and the marketplaces in which it operates;
•	regularly attend meetings of the Board and of the Committees on which he or she serves;
•	review and understand the materials provided in advance of meetings and any other materials provided to the Board from time to time;
•	actively, objectively and constructively participate in meetings and the strategic decision-making processes;
•	share his or her perspective, background, experience, knowledge and insights as they relate to the matters before the Board and its committees; and
•

be reasonably available when requested to advise the Chief Executive Officer and management on specific issues not requiring the attention of the full Board but where an individual director’s insights might be helpful to the Chief Executive Officer or management.

The Board will consider candidates recommended by shareholders in the same manner as other candidates.

Shareholders and other interested parties who wish to communicate with the Board (including, in the case of shareholders, in order to recommend or nominate director candidates to the Board), individual Board members, the Chairman of the Board,  the Presiding Director or the Non-Management Directors as a group may do so by either of the following means:

•	send correspondence by email to compliance@avx.com; or
•	write to AVX Corporation, Compliance Office, 1 AVX Boulevard, Fountain Inn, SC 29644.

All questions and concerns will be received and processed by the Corporate Compliance Office.  Questions and concerns relating to AVX’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee.  Questions and concerns addressed to the Board will be referred to the Presiding Director.  Other questions and concerns will be processed by the Corporate Compliance Office and forwarded to the addressees or distributed at the next scheduled Board meeting, as appropriate.

To be timely, a shareholder’s proposal for the recommendation or nomination of directors must be received by the Company in the timeframes described under “Shareholder Proposals” elsewhere in this Proxy Statement.  A shareholder’s proposal for nomination must comply with the requirements of the Bylaws of the Company.  Among other things, the Bylaws require that a shareholder’s notice of a director nomination must include a representation that the nominee will not have any undisclosed voting arrangements with respect to such nominee’s actions as director and an agreement to complete a nominee questionnaire relating to such nominee’s independence and other information to be included in a proxy statement pursuant to Regulation 14A under the Exchange Act of 1934, as amended or otherwise requested by the Company.  Such notice of intent to make a nomination shall be accompanied by the written consent of each nominee to serve as director of the Company if so elected.

Board of Directors – Risk Oversight

The Board takes an active role in risk oversight of the Company both as a full Board and through its Committees. Through detailed reviews, discussions and presentations by the heads of the Company’s various businesses, the Board reviews and advises with respect to the Company’s business strategies and financial plans, with attention and focus on the risks to achievement of these strategies and plans. Such risks include those involving the leadership structure, those inherent in the Company’s businesses and compensation programs as well as the risks from external sources such as competitors, the economy and regulatory and legislative developments.

These reviews, discussions and presentations are intended to assist the Board and management in its evaluation of the Company’s risk management practices and to promote a culture that actively identifies and manages risk.

The Audit Committee meets regularly with Company management with regard to the Company’s financial risk management processes, controls and capabilities and with the Company’s Chief Internal Auditor with regard to significant control matters. In addition, the Audit Committee reviews the Company’s procedures regarding the receipt, retention and treatment of complaints regarding internal accounting, accounting controls or audit matters.

The Compensation Committee oversees the Company’s executive compensation arrangements.  Company management considers the risks arising from the Company’s overall senior management and other employee compensation policies and practices in connection with administering the Management Incentive Plans and Stock Option Plans.

The Special Advisory Committee reviews and approves all material agreements and transactions not covered by such agreements between the Company and related parties.

Board of Directors - Meetings Held and Committees

The Board held four meetings during the fiscal year ended March 31, 2013.  During that period, all  of the directors attended at least 75% of the meetings of the Board and meetings of the Committees of the Board on which they served except for Mr. Inamori. The directors are encouraged and expected to attend the Annual Meeting of Shareholders if reasonably possible.  All of the directors attended the Company’s Annual Meeting of Shareholders held on July 23, 2012 except for Mr. Inamori.

As of May 31, 2013,  the Board had the following standing committees and no nominating committee:

Executive Committee.  The Executive Committee has been delegated authority by the Board to exercise the powers of the Board in matters pertaining to the management of the business.  The Executive Committee held no meetings during the fiscal year ended March 31, 2013.  The members of the Executive Committee are Messrs. Inamori (Chairman), Gilbertson, Kuba, Kawamura, and Maeda.

Audit Committee.  The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act and operates under a written charter adopted by the Board of Directors. The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s consolidated financial statements and the financial reporting processes; the systems of internal accounting and financial controls; the annual independent audit of the Company’s consolidated financial statements; the independent registered public accounting firm’s qualifications and independence; the performance of the Company’s internal audit function and independent registered public accounting firm and any other areas of potential financial risks to the Company specified by the Board of Directors. The Audit Committee is also responsible for hiring, retaining and terminating the Company’s independent registered public accounting firm.  The Audit Committee met seven times during the fiscal year ended March 31, 2013.

The Audit Committee is composed of three members.  The members of the Audit Committee are Messrs. Christiansen (Chairman), Stach and DeCenzo.  Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements.  The Board of Directors has determined that the Company has at least one “audit committee financial expert”, as defined by the Securities and Exchange Commission (“SEC”), serving on the Audit Committee.  The “audit committee financial expert” designated by the Board is Mr. Christiansen.  The Board of Directors has determined that all members of the Audit Committee are “independent” under the applicable rules of the NYSE.

Compensation Committee.  The Compensation Committee has the full power and authority of the Board with respect to the determination of compensation for all executive officers of the Company, including, effective October 31, 2012, the administration of the Stock Option Plans.  The Compensation Committee,  operating under a written charter adopted by the Board of Directors, also has full power and authority over any executive compensation plan approved by the Board for the Company and its subsidiaries, including the issuance of shares of Common Stock, as the Compensation Committee may deem necessary or desirable in accordance with such compensation plans.  The Compensation Committee held three meetings during the fiscal year ended March 31, 2013.  The members of the Compensation Committee are Messrs. Kawamura (Chairman), Kuba, Aoki, Stach and DeCenzo.  Additional information regarding the Compensation Committee and its processes and procedures for the consideration and determination of executive compensation can be found in the Compensation Discussion and Analysis section in this Proxy Statement.

Special Advisory Committee.  The Special Advisory Committee is composed of independent directors.  The committee is required to review and approve all material agreements and transactions not covered by such agreements between the Company and related parties (including any agreements and transactions between the Company and any related party that are or may be within the scope of applicable rules, regulations and guidance of the NYSE and Item 404 of Regulation S-K) and to meet periodically in executive session. The Board of Directors has adopted a written charter for the Special Advisory Committee. The Special Advisory Committee held one meeting during the fiscal year ended March 31, 2013. The members of the Special Advisory Committee are Messrs. Stach (Chairman), DeCenzo and Christiansen.

The Board of Directors has adopted written charters for the Audit, Compensation, and Special Advisory committees.  The charters, as amended, are available on the Company’s website at www.avx.com in the “Corporate Information – Corporate Governance” section.

Effective October 31, 2012, the Equity Compensation Committee of the Board, which prior to that date was responsible for any action on all matters concerning the Stock Option Plans, was merged with the Compensation Committee of the Board. The members of the Equity Compensation Committee were Messrs. DeCenzo, Kawamura, Kuba, Aoki and Stach.

Director Compensation

The Board of Directors determines compensation for all directors. The following table and narrative provides information related to the compensation of directors during fiscal 2013.

	Fees Earned or Paid in Cash	Option Awards	Total
Name (1)	($)	($) (2) (3)	($)
Kazuo Inamori	2,700	-	2,700
Makoto Kawamura	16,200	25,010	41,210
Tetsuo Kuba	18,900	25,010	43,910
Tatsumi Maeda	10,800	-	10,800
Shoichi Aoki	8,100	25,010	33,110
Donald B. Christiansen	70,400	-	70,400
David A. DeCenzo	75,700	-	75,700
Joseph Stach	78,400	-	78,400

(1)

Mr. John S. Gilbertson, the Company’s Chief Executive Officer, also serves as a director of the Company.  Information regarding the compensation paid to Mr. Gilbertson is provided in the Summary Compensation Table of this Proxy Statement.

(2)

The aggregate number of option awards held by each of the directors as of March 31, 2013 is as follows: Kazuo Inamori - 30,000; Makoto Kawamura – 20,000; Tetsuo Kuba – 10,000; Tatsumi Maeda – 15,000; Shoichi Aoki -  30,000; Donald B. Christiansen – 45,000; David A. DeCenzo - 30,000; Joseph Stach - 45,000.

(3)

Reflects the aggregate grant date fair value of the options awarded during fiscal 2013, computed in accordance with FASB ASC Topic 718.  These options were granted pursuant to the 2004 Non-Employee Directors’ Stock Option Plan. The assumptions made in the valuation of stock options are set forth in Note 11 in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

During the year ended March 31, 2013, each director who was not an employee of the Company or Kyocera was paid an annual director’s fee of $32,500, an attendance fee of $2,700 per Board or committee meeting and reimbursement of travel expenses. The Chairman of the Audit Committee also received an additional $5,500 per year.  Each director who was an employee of Kyocera was paid an attendance fee of $2,700 per Board or committee meeting and reimbursement of travel expenses.  In addition, each director who is not an employee of the Company is eligible to receive stock options pursuant to the Non-Employee Directors’ Stock Option Plans, as described below.

AVX feels that it is important for members of the Board to be shareholders of the Company, to have an incentive to help the Company grow and prosper, and to share in that prosperity.    The 2004 Non-Employee Directors’ Stock Option Plan authorizes the issuance of up to 1,000,000 shares of Common Stock, and provides for the grant of an option to purchase 15,000 shares of Common Stock to each director not employed by AVX (a “Non-Employee Director”) as of the date on which a Non-Employee Director is elected to the Board for the first time and every third anniversary thereafter.  In addition, options to purchase shares of Common Stock may also be granted from time to time upon prior approval by the Board.  The options become exercisable 33 1/3% one year after the date of the grant and an additional 33 1/3% at the end of each of the following two years, provided that in order to exercise the options, the Non-Employee Director must continue to be a director at the date of exercise.  However, if such Non-Employee Director’s service terminates due to retirement, death or disability, his options shall thereupon become fully vested and remain outstanding and exercisable for their original term.  Options have an exercise price equal to the Fair Market Value (as defined in the plan) of the Common Stock on the date of grant.  The 2014 Non-Employee Directors’ Stock Option Plan, if approved, would authorize the issuance of up to an additional 1,000,000 shares of Common Stock, on terms consistent with the 2004 Non-Employee Directors’ Stock Option Plan.

The Deferred Compensation Plan for Eligible Board Members that allowed each director not employed by AVX or Kyocera (an “Outside Director”), at his election, to defer payment of certain portions of his compensation as a director was terminated effective May 7, 2012.  There were no active participants or balances in the plan at the date of termination.

Equity Compensation Plan Information

The following table provides information as of March 31, 2013 about the Common Stock that may be issued under all of the Company’s existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation plans approved by security holders	4,247,250	$13.40	7,494,000

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended March 31, 2013, the Compensation Committee was composed of Messrs. Kawamura, Kuba, Aoki, Stach and DeCenzo.  During the fiscal year ended March 31,  2013,  Mr. Kawamura was Chairman of the Board of Kyocera,  Mr. Kuba was President of Kyocera and Mr. Aoki was a Managing Executive Officer of Kyocera. Kyocera owns 121,800,000 shares, or approximately 72%, of the Company’s outstanding Common Stock as of March 31, 2013, and has engaged in a significant number and variety of related company transactions with the Company.  The significant agreements between the Company and Kyocera are described under the caption “Relationship with Kyocera” below.  For additional information concerning positions with Kyocera held by executive officers and directors of the Company, see “Proposal I – Election of Directors” above.  Except as described above, no member of the Board or the Compensation Committee serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

Report of the Audit Committee

In accordance with its written charter, as adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.  During the fiscal year ended March 31, 2013, the Audit Committee met seven times, and the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer and independent registered public accounting firm prior to each public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.  The Audit Committee also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls.  The Audit Committee reviewed with the independent registered public accounting firm its audit plans, audit scope, and identification of audit risks.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all matters required to be discussed in accordance with standards adopted by the Public Company Accounting Oversight Board and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended March 31, 2013, with management and the independent registered public accounting firm.  Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2013, for filing with the United States Securities and Exchange Commission. The Audit Committee also reappointed the independent registered public accounting firm, PricewaterhouseCoopers, for the fiscal year ending March 31, 2014.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Donald B. Christiansen, Chairman

Joseph Stach

David DeCenzo

Principal Independent Registered Public Accounting Firm Fees

As reflected in the table below, the Company incurred fees of $3,715,176 and $3,849,785 in fiscal 2012 and 2013, respectively, for services performed by PwC. Of these sums, $3,158,322 in fiscal 2012 and $3,370,074 in fiscal 2013 were for audit and audit related services. PwC did not perform any financial system consulting services in fiscal 2012 or 2013.

	2012	2013
Audit Fees (1)	$3,143,815	$3,355,621
Audit Related Fees (2)	14,507	14,453
Tax Fees (3)	550,056	473,892
All Other Fees (4)	6,798	5,819
Total Fees	$3,715,176	$3,849,785

(1)

Audit Fees represent fees for the annual audit of the Company's financial statements, the audit of the Company's internal control over financial reporting, the review of the interim financial statements included in the Company's quarterly reports on Form 10-Q, and other services performed in connection with statutory and regulatory filings.

(2)	Audit related fees consist primarily of attestation related services not required by regulatory and governmental agencies and employee benefit plan audits.

(3)	Tax Fees represent fees for consultation on tax matters and tax compliance services.

(4)	Other Fees represent fees related to miscellaneous services as well as online technical resources.

The Audit Committee of the Company’s Board of Directors determined that the provision of non-audit services by PwC to the Company during fiscal 2012 and fiscal 2013 was compatible with maintaining the independent registered public accounting firm’s independence.

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services (and the related fees and terms) to be provided to the Company by the independent registered public accounting firm.  The authority to pre-approve non-audit services may be delegated by the Audit Committee to one or more members of the Committee, who shall present any decision to pre-approve an activity to the full Committee at the first meeting following such decision.  None of the services described above were approved by the Audit Committee pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Relationship With Kyocera

Relationship With Kyocera

Since January 1990, the Company’s business has included transactions with Kyocera. During the three years ended March 31, 2013, such transactions have involved the purchase of resale inventories, raw materials, supplies, and equipment, the sale of products for resale, raw materials, supplies and equipment, and the payment of commissions and dividends, as set forth in the table below (in thousands):

	Years Ended March 31,
	2011	2012	2013
Sales:
Product and equipment sales to affiliates	$28,077	$8,501	$12,804
Purchases:
Purchases of resale inventories, raw materials, supplies, equipment and services	505,976	431,181	419,472
Other:
Dividends paid	23,142	34,104	36,540

One principal strategic advantage for the Company is its ability to provide a broad product offering to its customers.  The inclusion of products manufactured by Kyocera in that product offering is a significant component of this advantage.  In addition, the exchange of information with Kyocera relating to the development and manufacture of multi-layer capacitors and various other ceramic products benefits the Company.  An adverse change in the Company’s relationship with Kyocera could have a negative impact on the Company’s results of operations.  AVX and Kyocera have executed several agreements which govern the foregoing transactions and which are described below.

The Special Advisory Committee of the Board, composed of our independent directors (currently Messrs. Stach, DeCenzo, and Christiansen), reviews and approves any material agreements between AVX and Kyocera and any significant transactions between AVX and Kyocera not covered by such agreements. The committee is also responsible for reviewing and approving any other agreements and transactions between the Company and any related party that are or may be within the scope of applicable rules, regulations and guidance of the NYSE and Item 404 of Regulation S-K, if they arise.  The Special Advisory Committee operates under a written charter which sets forth the policies and procedures for such approvals.  In approving any such agreement or transaction pursuant to those procedures, the Special Advisory Committee must determine that, in its judgment, the terms thereof are equivalent to those to which an independent unrelated party would agree at arm’s-length or are otherwise in the best interests of the Company and its shareholders generally.  Each of the agreements described below contains provisions requiring that the terms of any transaction under such agreement be equivalent to those to which an independent unrelated party would agree at arm’s-length.

Products Supply and Distribution Agreement.  Pursuant to the Products Supply and Distribution Agreement (the “Distribution Agreement”) (i) AVX will act as the non-exclusive distributor of certain Kyocera-manufactured products to certain customers in certain territories outside of Japan, and (ii) Kyocera will act as the non-exclusive distributor of certain AVX-manufactured products within Japan. The Distribution Agreement has a term of one year, with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least three months prior written notice.

Disclosure and Option to License Agreement.  Pursuant to the Disclosure and Option to License Agreement (the “License Agreement”), AVX and Kyocera exchange confidential information relating to the development and manufacture of multi-layered ceramic capacitors and various other ceramic products, as well as the license of technologies in certain circumstances.  The License Agreement has a term of one year with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least six months prior written notice.

Materials Supply Agreement.  Pursuant to the Materials Supply Agreement (the “Supply Agreement”), AVX and Kyocera will from time to time supply the other party with certain raw and semi-processed materials used in the manufacture of capacitors and other electronic components.  The Supply Agreement has a term of one year, with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least six months prior written notice.

Machinery and Equipment Purchase Agreement.  Pursuant to the Machinery and Equipment Purchase Agreement (the “Machinery Purchase Agreement”), AVX and Kyocera will, from time to time, design and manufacture for the other party certain equipment and machinery of a proprietary and confidential nature used in the manufacture of capacitors and other electronic components.  The Machinery Purchase Agreement has a term of one year, with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least six months prior written notice.

Compensation Committee Report

The Compensation Committee believes the executive compensation program is appropriate to accomplish the program’s goal of attracting, retaining and motivating highly qualified management professionals.  The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year and March 31, 2013.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Makoto Kawamura, Chairman of Compensation Committee

Tetsuo Kuba

Shoichi Aoki
Joseph Stach

David DeCenzo

Compensation Discussion and Analysis

The Company’s executive compensation program is designed to enable the Company to attract, retain and motivate highly qualified management professionals who are encouraged to work as a team to accomplish the Company’s goals and objectives.  The Company’s compensation philosophy is to directly align executive compensation with the financial performance of the organization.  The Company believes that the relationship between executive compensation and Company performance will create a benefit for all shareholders.

The executive compensation program has been developed by the Compensation Committee using various factors over time, which have sometimes included the use of outside consultants to review industry peer company executive compensation programs, although the Committee does not set compensation levels based on any particular benchmarking against a peer group. No such review was performed during the last three fiscal years. The Chief Executive Officer has historically played a significant role in the recommendation of the amounts of base salary, salary adjustments, incentive compensation and equity-based compensation to be paid to other members of executive management. The key elements of the executive compensation program are base salary, annual incentive bonus and stock options, in addition to those benefits provided under the Company’s retirement and deferred compensation plans.

The Compensation Committee reviews and approves each element of the Company’s executive compensation program and periodically assesses the effectiveness of the program as a whole.  The program covers the Chief Executive Officer, other Named Executive Officers, and all other senior management of the Company. Specifically, the Committee approves the salaries of all Named Executive Officers, cash awards under the Company’s Management Incentive Plan (“MIP”), the grant of stock options under the Stock Option Plans, and the provision of any significant special benefits or perquisites to the Named Executive Officers. Each component of compensation for them, including those established for fiscal 2013, is set on a discretionary, not formulaic, basis taking into account a subjective assessment of the individual’s overall responsibilities and performance rather than specific corporate performance goals for all Named Executive Officers.

 Base Salary Program

The base salary program is, in general and for fiscal 2013 in particular, intended to provide base salary levels that are externally competitive and internally equitable, and to reflect each individual’s sustained performance and cumulative contribution to the Company. Each of the other senior management’s individual performance is reviewed by the Chief Executive Officer to arrive at annual merit increase recommendations taking into account the results of operations for the Officer’s area of responsibility.  These merit increase recommendations for the Named Executive Officers are then reviewed by the Compensation Committee for reasonableness based on general economic factors, such as increases in the cost of living.  The Chief Executive Officer’s base salary and merit increases from year to year are established by the Compensation Committee taking these same considerations into account. The salary increases for the Named Executive Officers effective April 1, 2012 took into account the Company’s operating performance in addition to the factors noted above.

Annual Cash Incentives - Management Incentive Plan

The MIP is intended to provide the Named Executive Officers and other senior management incentive to continue and increase their efforts with respect to, and remain in the employ of, the Company. The MIP provides for annual cash incentive compensation based on the Company’s pre-tax financial results and a subjective analysis of each person’s individual performance.  Bonus awards are generally paid under the MIP during the summer following each fiscal year end if the Company’s financial results, excluding special, unusual, restructuring or extraordinary items, exceed 90% of a pre-determined annual profit target.  The annual pre-tax profit target is established by the Compensation Committee no later than 90 days after the commencement of the performance period.  The target profits are typically based on improving on the prior year’s actual results taking into account general economic conditions.  For the fiscal year ended March 31, 2011 the profit target was exceeded by 71% and full bonus awards were earned under the MIP.  For the fiscal year ended March 31, 2012, 93% of the pre-tax profit target of $302 million was achieved and limited bonus awards were earned under the MIP. For the fiscal year ended March 31, 2013, the profit goal based on a target of $175 million was not met and bonus awards have not yet been determined.

The bonus awards for the Chief Executive Officer are determined as a percentage of salary (up to 150% of base salary) based on the Company’s financial results related to target profits and are paid currently in the summer when they are determined. The other Named Executive Officers’ and senior management’s individual bonuses are determined by the Chief Executive Officer based on a subjective evaluation of each person’s annual performance. These bonuses are derived from a pool determined as a percentage of combined senior management salaries (up to 100% of combined base salaries) based on the Company’s financial results related to target profits.  The other Named Executive Officer bonuses are paid 75% currently in the summer when they are determined and 25% of the bonuses are earned and paid at the end of the following fiscal year, provided the officer is employed by the Company at the time.  The deferral element for such officers is intended to foster management continuity.

Long-Term Equity Incentives - Stock Option Plans

The Stock Option Plans are designed to reward Named Executive Officers, senior managers, and other key employees directly for increases in the long-term price of the Common Stock.  Each of the Stock Option Plans directly links the compensation of such officers, senior managers, and key employees to gains by the shareholders and encourages adoption of a strong stakeholder orientation in their work.

The Compensation Committee approves option grants generally following each fiscal year end, but will consider grants at other times of the year if deemed necessary. The Chief Executive Officer recommends to the Committee the potential recipients and the number of options for each other key employee’s grant on a discretionary basis generally based on a subjective evaluation of that individual’s responsibilities and performance. The Chief Executive Officer’s grants are established from year to year (including fiscal 2013) by the Compensation Committee taking these same considerations into account. The Committee reviews and approves the final grant awards.  The grant awards in fiscal 2013 were generally consistent, for each employee and in total, with the prior year grant awards.  The grant price is the fair market value on the date of grant approval, which is defined in the plans as the closing price on that date. The Company does not have any program or practice to time option grants to take advantage of the release of material, non-public information.  The vesting feature of the option awards is intended to address and mitigate the risk associated with employees giving undue attention to short-term business goals.

Family Income Assurance Plan

The Company has in effect a Family Income Assurance Plan for officers. Coverage under this Company self-insured plan provides that, in the event of the death of an officer while employed by the Company, the officer’s surviving spouse, or estate, is entitled to receive the equivalent of two years base salary during the following 24 months.

Retirement and Other Benefits

Retirement,  medical benefits and Board approved discretionary cash awards for the Named Executive Officers and other senior management are largely the same as those provided to the general salaried employee population applicable to each geographic region. The AVX Nonqualified Supplemental Retirement Plan was established to provide certain U.S. based senior management with supplemental retirement benefits, primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits. Amounts contributed to this plan’s separate trust earn market-based returns depending upon the investment choices made by the participant. The investment choices are generally the same as available under the AVX Corporation Retirement Plan.

Miscellaneous benefits offered to officers and other senior management are designed to provide a safety net of protection against the financial catastrophes that can result from liability suits, illness, disability or death.

Certain relocation benefits were made available to certain of the officers that have relocated in connection with the Company’s headquarters move to Greenville, South Carolina.  Such relocation benefits for the officers may have included purchasing of the employee’s prior residence at appraised value, reimbursement of house hunting, house closing, interim living and moving expenses, incidental allowances and related income tax “gross up” reimbursements.  These benefits were designed to promote the timely relocation of the headquarters and to assist the officers with the cost and effort required to move their families.  The Company does not expect to incur any additional relocation benefit costs related to the officers in the next fiscal year.

Chief Executive Officer Employment Agreement

In addition to participation in the executive compensation programs, Mr. Gilbertson has an employment agreement that provides for a two-year advisory period upon retirement from the Company in order to assist with Chief Executive Officer transition issues. During this advisory period, he will receive total advisory payments equal to two times the amount of his base salary in effect on the last day of his full time employment. Such payments shall commence six months following his retirement and be paid thereafter in 18 equal monthly installments through the end of the advisory period. If Mr. Gilbertson dies prior to or during the advisory period, his heirs will be entitled to the payments he would have received.

Tax and Accounting Considerations

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts or types of compensation for our executive officers. Section 162(m) of the Internal Revenue Code  (the “Code”) generally disallows a tax deduction to public companies for some forms of compensation over $1 million paid to executive officers unless certain conditions are met. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We intend to use our best efforts to structure future compensation so that executive compensation paid by the Company is fully deductible in accordance with Section 162(m) of the Code. However, the Compensation Committee reserves the right to approve compensation that may prove not to be deductible when it believes such payments are appropriate and in the best interests of our shareholders, after taking into consideration changing business conditions and the performance of our employees.

EXECUTIVE COMPENSATION

The following table shows cash compensation paid and certain other compensation paid or accrued by the Company for the last three fiscal years to each of the Company’s Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers (“Named Executive Officers”) in all capacities in which they served.

Summary Compensation Table

Fiscal Year Ended March 31, 2013

	Fiscal	Salary	Bonus		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name & Position	Year	($) (1)	($) (1)		($) (5)	($) (6)	($) (7)	($) (8)	($)
John S. Gilbertson (9)	2013	$ 841,900	$ 60,900	(2)	$ 213,140	$ -	$ -	$ 124,168	$ 1,240,108
Chief Executive Officer	2012	794,200	60,800	(3)	304,600	397,108	-	134,653	1,691,361
	2011	749,000	57,600	(4)	326,820	1,123,900	-	219,500	2,476,820

Kurt Cummings
Vice President,	2013	323,900	23,000	(2)	46,891	23,900	-	84,852	502,543
Chief Financial Officer,	2012	308,500	22,900	(3)	67,012	147,438	-	103,809	649,659
Treasurer and Secretary	2011	281,000	21,100	(4)	65,364	297,300	-	116,851	781,615

John Lawing	2013	272,700	19,800	(2)	51,154	20,300	-	73,041	437,035
President and Chief	2012	262,300	21,000	(3)	73,104	130,900	-	98,565	585,869
Operating Officer	2011	245,000	20,000	(4)	65,364	285,400	-	153,350	769,114

Peter Venuto	2013	296,800	22,200	(2)	53,285	17,100	-	77,988	467,373
Vice President	2012	285,300	22,000	(3)	76,150	121,254	-	114,965	619,669
of Sales	2011	274,000	21,500	(4)	81,705	276,000	-	261,987	915,192

Peter Collis (10)	2013	291,500	-	(2)	51,154	25,700	577,900	25,100	971,354
Vice President	2012	278,100	-	(3)	73,104	172,400	566,000	25,200	1,114,804
of Tantalum	2011	242,000	-	(4)	65,364	369,300	192,700	21,800	891,164

(1)	Includes amounts earned but deferred by the executive officer at his election, pursuant to the AVX Nonqualified Supplemental Retirement Plan, (the “Supplemental Plan”).

(2)

The amounts shown include 50% of a benefit payable in the summer of 2013 with respect to fiscal year 2013 in accordance with a determination by the Company’s Board of Directors to pay discretionary cash benefits to certain U.S. salaried employees of the Company in an amount equal to 8% of such employee’s 2012 calendar year eligible earnings. The remaining 50% of this benefit will be earned and paid in the summer of 2014, provided the officer is employed by the Company at that time. Amounts shown also include 50% of a discretionary cash benefit with respect to fiscal year 2012 that is payable in the summer of 2013, based on the officer’s continued employment with the Company at that time.

(3)

The amounts shown include 50% of a benefit paid in the summer of 2012 with respect to fiscal year 2012 in accordance with a determination by the Company’s Board of Directors to pay discretionary cash benefits to certain U.S. salaried employees of the Company in an amount equal to 8% of such employee’s 2011 calendar year eligible earnings. The remaining 50% of this benefit will be earned and paid in the summer of 2013, provided the officer is employed by the Company at that time. Amounts shown also include 50% of a discretionary cash benefit with respect to fiscal year 2011 that was paid in the summer of 2012, based on the officer’s continued employment with the Company at that time.

(4)

The amounts shown include 50% of a benefit paid in the summer of 2011 with respect to fiscal year 2011 in accordance with a determination by the Company’s Board of Directors to pay discretionary cash benefits to certain U.S. salaried employee of the Company in an amount equal to 8% of such employee’s 2010 calendar year eligible earnings. The remaining 50% of this benefit was paid in the summer of 2012, based on the officer’s continued employment with the Company at that time.  Amounts shown also include 50% of a discretionary cash benefit with respect to fiscal year 2010 that was paid in the summer of 2011, based on the officer’s continued employment with the Company at that time.

(5)

Reflects the aggregate grant date fair value of the options awarded during fiscal 2013, computed in accordance with FASB ASC Topic 718.  All stock options were granted pursuant to the 2004 Stock Option Plan. The assumptions made in the valuation of stock options are set forth in Note 11 in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2013.  No options have been forfeited by any of the Named Executive Officers.

(6)

Reflects for the Chief Executive Officer, 100%, and for all Named Executive Officers except the Chief Executive Officer, 75%, of the annual cash bonus award earned under the MIP determined based on the Company’s pre-tax financial performance and individual performance with respect to each fiscal year and for all Named Executive Officers except the Chief Executive Officer, 25% of the annual cash bonus award with respect to the previous fiscal year that was earned and paid in the current fiscal year, based on the officer’s continued employment with the Company at that time.    For the fiscal year ended March 31, 2013, the MIP profit goal based on a target of $175 million was not met and bonus awards have not yet been determined. For information regarding the MIP, see the narrative in the Compensation Discussion and Analysis in this Proxy Statement.

(7)

Reflects the aggregate of the increase or decrease for each fiscal year in actuarial present values of Mr. Collis’ accumulated benefits under the AVX Limited Pension Scheme (the “Defined Benefit Plan”.)  The underlying value is denominated in British Pounds.  This amount has been converted to US dollars using an average exchange rate of $1.58 per Pound for the fiscal year ended March 31, 2013.  See the Pension Benefits table and related narrative disclosure for information regarding the Defined Benefit Plan.

(8)

For the fiscal year ended March 31, 2013, reflects Company's contribution on behalf of the respective Named Executive Officers pursuant to the terms of the Supplemental Plan and the AVX Corporation Retirement Plan (the “Retirement Plan”) in the following amounts respectively:  John S. Gilbertson - $44,750 and $31,418; Peter Venuto - $31,745 and $31,773; Kurt Cummings - $37,000 and $31,832; and John Lawing - $29,458 and $29,713;

The investments in the Supplemental Plan have no above-market or preferential earnings. See the Nonqualified Deferred Compensation table and related narrative herein for information related to the Supplemental Plan.

Also reflects the value of automobile allowances and Company contributions to group life, disability, or excess liability insurance programs, respectively, as follows for fiscal 2013:  John S. Gilbertson - $24,000 and $24,000; Peter Venuto - $10,200 and $4,270; Peter Collis - $12,300 and $5,100; Kurt Cummings - $12,000 and $4,020; and John Lawing - $9,000 and $4,870. The Company also provides the Named Executive Officers with certain medical benefits generally available to all salaried employees.

(9)	Mr. Gilbertson is a Named Executive Officer who also serves as a director. Mr. Gilbertson received no compensation for services as a director in any fiscal year presented.

(10)	Mr. Collis’ compensation is paid in British Pounds and has been converted to U.S. Dollars at a rate of $1.58, $1.59 and $1.56 per Pound for fiscal 2013, 2012 and 2011, respectively.

The following table sets forth information regarding grants of plan-based awards, including bonus opportunities under the MIP and options to acquire shares of Common Stock, granted to the Named Executive Officers during fiscal 2013.

Grants of Plan-Based Awards

Fiscal Year Ended March 31, 2013

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Option Awards
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		(#) (3)	($) (4)	($)
John S. Gilbertson		420,950	(1)	841,900	(1)	1,262,850	(1)
	5/17/2012							100,000	10.90	213,140
Kurt Cummings		(2)		(2)		(2)
	5/17/2012							22,000	10.90	46,891
John Lawing		(2)		(2)		(2)
	5/17/2012							24,000	10.90	51,154
Peter Venuto		(2)		(2)		(2)
	5/17/2012							25,000	10.90	53,285
Peter Collis		(2)		(2)		(2)
	5/17/2012							24,000	10.90	51,154

(1)

Reflects threshold, target and maximum payout opportunities under the MIP for the fiscal year ended March 31, 2013.  Mr. Gilbertson’s award is determined as a percentage of his salary (up to 150% of base salary) based on the Company’s achievement of pre-tax profit goals.  For information regarding the MIP, see the discussion in the Compensation Discussion and Analysis in this Proxy Statement.

(2)

The Named Executive Officers, other than Mr. Gilbertson, have the opportunity to share in a bonus pool that is established under the MIP and based on the Company’s achievement of pre-tax profit goals.  Individual bonus amounts for these Named Executive Officers are determined by the Chief Executive Officer based on a subjective evaluation of each executive’s annual performance.  The Company did not establish threshold, target and maximum bonus opportunities for these Named Executive Officers, and therefore no values are reported in this column. The MIP profit target was not exceeded for the fiscal year ended March 31, 2013 and bonus awards have not yet been determined.  For information regarding the MIP, see the discussion in the Compensation Discussion and Analysis in this Proxy Statement.

(3)

Reflects the number of options to purchase shares of AVX common stock awarded to each Named Executive Officer during the fiscal year ended March 31, 2013 under the Company’s 2004 Stock Option Plan.  The options vest as to 25% of the shares one year from the date of grant and as to 25% of the shares on each of the three succeeding anniversary dates, provided the officer continues to be employed by the Company or any of its subsidiaries.  There are no performance based conditions that are applicable to these options.

(4)	The exercise price is based on the closing market price on the grant date, as provided in the 2004 Stock Option Plan.

The following tables set forth information regarding unexercised options, both vested and unvested, for each Named Executive Officer outstanding at March 31, 2013. The Named Executive Officers do not hold any stock awards.

Outstanding Equity Awards at Fiscal Year Ended March 31, 2013

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

John S. Gilbertson	6/3/2003	100,000	-	$ 11.92	6/3/2013
	5/14/2004	100,000	-	$ 14.46	5/14/2014
	5/6/2005	100,000	-	$ 11.30	5/6/2015
	6/23/2006	100,000	-	$ 15.28	6/23/2016
	5/8/2007	100,000	-	$ 17.88	5/8/2017
	5/15/2008	100,000	-	$ 13.15	5/15/2018
	5/15/2009	75,000	25,000	$ 9.60	5/15/2019
	6/14/2010	50,000	50,000	$ 13.70	6/14/2020
	6/24/2011	25,000	75,000	$ 14.58	6/24/2021
	5/17/2012	-	100,000	$ 10.90	5/17/2022

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Kurt Cummings	6/3/2003	10,000	-	$ 11.92	6/3/2013
	5/14/2004	10,000	-	$ 14.46	5/14/2014
	5/6/2005	10,000	-	$ 11.30	5/6/2015
	6/23/2006	15,000	-	$ 15.28	6/23/2016
	5/8/2007	15,000	-	$ 17.88	5/8/2017
	5/15/2008	15,000	-	$ 13.15	5/15/2018
	5/15/2009	13,500	4,500	$ 9.60	5/15/2019
	6/14/2010	10,000	10,000	$ 13.70	6/14/2020
	6/24/2011	5,500	16,500	$ 14.58	6/24/2021
	5/17/2012	-	22,000	$ 10.90	5/17/2022

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John Lawing	6/3/2003	10,000	-	$ 11.92	6/3/2013
	5/14/2004	10,000	-	$ 14.46	5/14/2014
	5/6/2005	10,000	-	$ 11.30	5/6/2015
	6/23/2006	12,000	-	$ 15.28	6/23/2016
	5/8/2007	12,000	-	$ 17.88	5/8/2017
	5/15/2008	12,000	-	$ 13.15	5/15/2018
	5/15/2009	12,000	4,000	$ 9.60	5/15/2019
	6/14/2010	10,000	10,000	$ 13.70	6/14/2020
	6/24/2011	6,000	18,000	$ 14.58	6/24/2021
	5/17/2012	-	24,000	$ 10.90	5/17/2022

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Peter Venuto	5/14/2004	20,000	-	$ 14.46	5/14/2014
	6/23/2006	20,000	-	$ 15.28	6/23/2016
	5/8/2007	20,000	-	$ 17.88	5/8/2017
	5/15/2008	20,000	-	$ 13.15	5/15/2018
	5/15/2009	18,750	6,250	$ 9.60	5/15/2019
	6/14/2010	12,500	12,500	$ 13.70	6/14/2020
	6/24/2011	6,250	18,750	$ 14.58	6/24/2021
	5/17/2012	-	25,000	$ 10.90	5/17/2022

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Peter Collis	6/3/2003	20,000	-	$ 11.92	6/3/2013
	5/14/2004	20,000	-	$ 14.46	5/14/2014
	5/6/2005	20,000	-	$ 11.30	5/6/2015
	6/23/2006	20,000	-	$ 15.28	6/23/2016
	5/8/2007	20,000	-	$ 17.88	5/8/2017
	5/15/2008	20,000	-	$ 13.15	5/15/2018
	5/15/2009	15,000	5,000	$ 9.60	5/15/2019
	6/14/2010	10,000	10,000	$ 13.70	6/14/2020
	6/24/2011	6,000	18,000	$ 14.58	6/24/2021
	5/17/2012	-	24,000	$ 10.90	5/17/2022

All option awards vest 25% on each of the first four anniversaries of the date of grant.

The following table sets forth information regarding pension benefits information for a certain Named Executive Officer for fiscal 2013.

Pension Benefits

Fiscal Year Ended March 31, 2013

		Number of Years Credited Service	Present Value of Accumulated Benefit
Name	Plan Name	(#)	($) (1)
Peter Collis	AVX Limited Pension Scheme	39.5 years	$ 3,338,000

(1)	Present Value of Accumulated Benefit calculation is denominated in British Pounds. This amount has been converted to US dollars using an exchange rate of $1.58 per Pound at March 31, 2013.

The purpose of the AVX Limited Pension Scheme (the “Defined Benefit Plan”) is to provide a defined benefit pension at age 65 based on an accrual rate of 1/60th of final salary for each year of service.  The Defined Benefit Plan also provides certain benefits upon leaving service, early or late retirement, on death or ill health.   Final salary is the yearly average of pensionable pay over the two years prior to leaving service or retirement.  The normal retirement age is 65, upon which the participant automatically begins receiving his benefit.  The participant may retire early subject to Company consent, or at the Company’s request, in which case the accrued pension would be reduced to reflect early payment.  Alternatively, if the Company initiated the participant’s early retirement and the participant were to retire at the Company’s request, the participant’s accrued pension would be reduced by a factor of 3% for each year that the participant retires early.

The present value of accumulated benefit disclosed in the table above is based on the measurement date of March 31, 2013 and the calculation uses the assumptions disclosed in  Note 10 in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2013.  Mr. Collis’ accumulated benefit increased during fiscal 2013 primarily as a result of a reduction in the discount rate used in the actuarial computation.

The following table and narrative provides information related to the Company’s Supplemental Plan for fiscal 2013.

Nonqualified Deferred Compensation

Fiscal Year Ended March 31, 2013

	Executive Contributions in FY 2013	Company Contributions in FY 2013	Aggregate Gains/(Losses) in FY 2013	Aggregate Withdrawals/Distributions	Aggregate Balance at March 31, 2013
Name	($) (1)	($) (2)	($)	($)	($)
John S. Gilbertson	43,205	44,750	13,913	-	2,820,847
Kurt Cummings	14,430	37,000	52,009	-	753,393
John Lawing	12,367	29,500	19,022	-	385,380
Peter Venuto	12,836	31,745	46,422	-	510,510
Peter Collis	-	-	-	-	-

(1)	The amounts in this column are included in the Salary and/or Bonus columns of the Summary Compensation Table.

(2)	The amounts in this column are included in the All Other Compensation column of the Summary Compensation Table.

Under the Supplemental Plan,  the participants select among the various investment options that are also currently available to employees of the Company participating in the Retirement Plan. The value of the participants’ balance fluctuates based on the performance of the investments. The market value of the trust is included as an asset and a liability on the Company’s Consolidated Balance Sheet as of March 31, 2013 as disclosed  in the Annual Report on Form 10-K for the fiscal year ended March 31, 2013 because the trust’s assets are available to the Company’s general creditors in the event of the Company’s insolvency.

Additional Plan information is detailed as follows:

Deferred Compensation Contribution

A participant may elect to defer all or a portion of his eligible compensation otherwise payable by the Company to such participant.  The participant can choose to have his deferrals credited to his Retirement Account and/or an In-Service Account.  The deferred amount will be withheld from each paycheck throughout the year.

Company Matching Contribution

On an annual basis, the Company will match participant contributions equal to 100% of the first 3% of the amount that is deferred in the Plan.  To receive any matching contributions, a participant must have received the maximum matching contribution available under the AVX Retirement Plan.  A participant’s eligible compensation for the purposes of receiving a Company Matching Contribution in the Plan can not exceed the annual dollar limit established by the Plan Administrator.

Non-discretionary Contribution

The Company will make an annual contribution equal to 5% of eligible compensation between $245,000 (i.e., the IRS Compensation Limit for 2011) and $600,000.

Discretionary Contribution

The Company may make an annual contribution between 0% - 5% of eligible compensation between $245,000 (i.e., the IRS Compensation Limit for 2011) and $600,000.  The contribution amount is subject to approval by the Company’s Board of Directors.

Vesting

Each participant shall be fully vested and have a non-forfeitable interest in his account.

Payment of Benefits

A participant’s Retirement Account balance shall be payable to the participant or beneficiary upon the earlier of such participant’s separation from service, disability or death in a lump-sum payment or in installments over a period not to exceed 10 years, as selected by the participant.  A participant’s In-Service Account balance will be paid to the participant in a single lump-sum on a date previously elected by the participant.

Potential Payments  Upon  Termination

The Company has an employment agreement with its Chief Executive Officer, Mr. Gilbertson.  The Company does not have any employment or severance agreements with the other Named Executive Officers.  The following discussion summarizes the value of payments and benefits that the Named Executive Officers would be entitled to receive assuming that a termination of employment under various circumstances had occurred on March 31, 2013.

In the event of a termination of employment due to death, disability or retirement, all outstanding stock options held by the Named Executive Officers would become fully vested.  The intrinsic value of the stock options that would become vested upon such termination (calculated based on the excess of the fair market value of the underlying shares as of March 31, 2013 over the exercise price of the options) is as follows:  Mr. Gilbertson, $390,000; Mr. Cummings, $69,400; Mr. Venuto, $82,500; and Mr. Collis, $82,000 and Mr. Lawing, $66,800.  In the event of a termination of employment for any reason, the Named Executive Officers would be entitled to a payout of their vested balance under the Company’s Supplemental Plan, which amounts are reflected in the Nonqualified Deferred Compensation table.  In the event of the death of a Named Executive Officer while actively employed, the person’s spouse or estate would continue to receive that person’s base salary for the ensuing two years.  In addition, upon his retirement from the Company, Mr. Gilbertson would be entitled to receive payments during a two-year advisory period equal to his most recent base salary as a full-time employee.  Assuming Mr. Gilbertson had retired as of March 31, 2013, the sum of these payments would have been approximately $1,683,800.

Shareholder Proposals

If any shareholder intends to present a proposal to the Company for inclusion in its proxy statement relating to the annual meeting of shareholders expected to be held in July 2014 or wishes to recommend nominees to the Board, such proposal, in writing and addressed to the Corporate Secretary, must be received by the Company no later than February 18, 2014.

In general, in order to be considered timely under the Bylaws of the Company, shareholder proposals intended to be presented at an annual shareholders meeting, including proposals for the nomination of directors, must be received by the Company no earlier than April 24, 2014 and no later than May 24, 2014 (not earlier than 90 days nor later than 60 days prior  to the anniversary of the preceding year’s annual meeting of shareholders); provided, however, in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date then to be timely such notice must be received by the Company no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made.

Proxy Solicitation

The entire cost of this solicitation will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of the Common Stock.  Solicitation will primarily be made by mail, but proxies may be solicited personally by the Company’s officers, directors or employees, by telephone or by facsimile.  The costs and expenditures in connection with the solicitation of security holders are only those normally expended for a solicitation for an election of Directors in the absence of a contest.

The Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments filed with or furnished to the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act are available free of charge on the Company’s website at www.avx.com as soon as reasonably practicable after being filed with the SEC. To view the reports from the Company’s website, go to “Corporate Information,” then “Investor Relations,” then “SEC Filings.”

By order of the Board,

Kurt Cummings

Corporate Secretary

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on July 24, 2013.

AVX CORPORATION

AVX CORPORATION

1 AVX BOULEVARD
FOUNTAIN INN, SC 29644

M61021-P41766

Meeting Information

Meeting Type: Annual Meeting
For holders as of: May 31, 2013
Date: July 24, 2013 **Time:** 10:00 a.m., EDT
Location: Warwick New York Hotel
65 West 54th Street
New York, NY 10019

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before July 10, 2013 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M61022-P41766

Voting Items

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH NAMED DIRECTOR NOMINEE UNDER ITEM 1 AND "FOR" ITEMS 2, 3 AND 4.

1. To elect as a director the one Class II Director nominee for a term expiring at the Annual Shareholders Meeting in 2015.

   Nominee:

   01) Goro Yamaguchi

   To elect as directors the three Class I Director nominees for terms expiring at the Annual Shareholders Meeting in 2016.

   Nominees:

   02) Kazuo Inamori
   03) David A. DeCenzo
   04) Tetsuo Kuba

2. To approve the adoption of the 2014 Non-Employee Directors' Stock Option Plan.

3. To approve the adoption of the 2014 Stock Option Plan.

M61023-P41766